Exhibit 99.1
News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
BHI Announces Stock Repurchase Plan and Dividend Increase
HOUSTON, October 27, 2005 — Baker Hughes Incorporated (NYSE: BHI; PCX; EBS) announced today that its Board of Directors has authorized the company to repurchase up to $455.5 million of common stock increasing the total amount that the company may repurchase to $500.0 million. The board also authorized a regular dividend of $0.13 per share, an increase of approximately 13% from the previous regular quarterly dividend of $0.115 per share.
Stock Repurchase Plan
The $455.5 million repurchase plan approved by the board today is additive to the balance of $44.5 million remaining from the Board’s September 2002 authorization and increases the total amount of common stock that the company may repurchase from time to time to $500.0 million. Repurchases are expected to be made on a discretionary basis in the open market or otherwise at times and in amounts as determined by management, subject to market conditions, applicable legal requirements, available cash and other factors. At yesterday’s closing stock price of $56.60 per share, approximately 8.8 million shares, or 3% of the company’s approximately 343 million outstanding shares, could be repurchased under this program.
Chairman’s Statement
Chad C. Deaton, Chairman and CEO of Baker Hughes stated, “The stock repurchase plan and dividend increase announced today are a direct result of the company’s ongoing financial discipline, the current and projected strength of its balance sheet, and the expected future performance of the company. These actions give us the ability to more effectively manage our capital structure and balancing this objective with other strategic options, including internal and external investment opportunities.”
Conference Call
The company has scheduled a conference call to discuss this news release and tomorrow’s announcement regarding results for the 3 months ended September 30, 2005. The call will begin at 8:30 a.m. eastern time, 7:30 a.m. central time, on Friday, October 28, 2005. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Friday, November 11, 2005. The number for the replay is (706) 645-9291 and the access code is 8976489. The call and replay will also be webcast on www.bakerhughes.com/investor by selecting “News Releases” and then “Conference Calls”.

Exhibit 99.1
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “expected,” “intends,” “should,” “will,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and those set forth from time to time in our filings with the Securities and Exchange Commission. The documents are available through the Company’s web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS